UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

MARCATO CAPITAL MANAGEMENT LP MARCATO INTERNATIONAL MASTER FUND LTD. MARCATO SPECIAL OPPORTUNITIES MASTER FUND LP SCOTT O. BERGREN RICHARD T. MCGUIRE III SAM ROVIT EMIL LEE SANDERS
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MARCATO FILES DEFINITIVE PROXY MATERIALS FOR BUFFALO WILD WINGS 2017 ANNUAL MEETING

Sends Letter to Buffalo Wild Wings’ Shareholders Seeking Resignation of CEO Sally Smith

Releases In-Depth Presentation Setting the Record Straight on BWLD’s Deteriorating Financial
Performance and Guest Experience and Management’s Related Misleading Statements

Urges BWLD Shareholders to VOTE the WHITE Proxy Card

San Francisco – April 20, 2017 – Marcato Capital Management LP (“Marcato”), a San Francisco-based investment manager which manages funds that beneficially own approximately 6.1% of the outstanding common shares of Buffalo Wild Wings, Inc. (NASDAQ: BWLD) (“Buffalo Wild Wings” or the “Company”), today filed a definitive proxy statement with the Securities and Exchange Commission for the election of Scott Bergren, Sam Rovit, Lee Sanders and Mick McGuire to Buffalo Wild Wings’ Board of Directors at Buffalo Wild Wings’ 2017 Annual Meeting of Shareholders, the date of which has not yet been publicly announced by the Company.

Additionally, Marcato today released an in-depth presentation, which is available here, that sets the record straight on management’s failures in many critical business areas while highlighting the many optimistic statements from management regarding the Company’s financial performance and guest experience that are contradicted by the facts. The presentation also includes extensive analysis and market research from industry experts, stakeholders, peers and BWLD insiders, validating Marcato’s view that new leadership and a multi-pronged improvement plan are critically needed to restore value.

Mick McGuire, Managing Partner of Marcato, said, “Simply put, the financial and operational performance of Buffalo Wild Wings over the past several years has been inexcusable. Shares have underperformed virtually every relevant benchmark on a 1-year, 3-year, and 5-year basis, and restaurant margins are at their lowest level since the financial crisis.

“Making matters worse, BWLD’s Board has blindly stood by management as the Company experienced sustained declines in customer traffic, comp-store sales, margins, returns on capital and guest experience ratings, made flawed capital deployment decisions, and continues to dismiss the merits of a more highly-franchised business. Meanwhile, management has been unable to muster or execute on any comprehensive plan to drive long-term, sustainable value, and yet they continue to make optimistic projections with no analytical support, all while actively selling their personal stockholdings into the market. The status quo is unacceptable – oversight and accountability must be restored and CEO Sally Smith must be replaced.”

“As shareholders, we deserve a Board and management team with real skin in the game that will take action to strengthen the Buffalo Wild Wings brand, recapture operating margin opportunities, allocate capital intelligently, and employ an efficient franchising plan. If elected, Marcato’s nominees pledge to do just that, providing the necessary oversight to improve the Company’s aimless business model and create real long-term value for all shareholders.”

The full text of the letter mailed to Buffalo Wild Wings shareholders, which seeks the resignation of CEO Sally Smith, is below.

Marcato encourages all BWLD shareholders to visit www.WinningAtWildWings.com to review information about Marcato's investment in Buffalo Wild Wings.

April 20, 2017

Dear Fellow Shareholder:

As a significant investor in Buffalo Wild Wings (the “BWLD” or the “Company”), Marcato believes in the Company’s tremendous potential, differentiated experience and loyal customers. However, under current management, shares of Buffalo Wild Wings’ common stock have underperformed virtually every relevant benchmark on a 1-year, 3-year, and 5-year basis. Despite declining same-store sales, lackluster margins, a deteriorating guest experience and poor capital deployment decisions, management continues to fight tooth-and-nail to maintain the status quo.

We and other shareholders have witnessed the Board and management team oversee significant value destruction at the Company as a result of numerous missteps, including:
1.   Operating the business without a discernable plan or strategy to drive long-term, sustainable value for shareholders;
2.   Repeated inability to meet stated financial and operational objectives across many high-priority initiatives; and
3.   Electing to maintain de minimis economic alignment with shareholders.

Marcato has a clear roadmap for change and value creation that benefits all Buffalo Wild Wings stakeholders. In our view, in order for Buffalo Wild Wings to regain its competitive advantage in the crowded restaurant universe and substantively increase long-term shareholder value, the Buffalo Wild Wings Board must be further strengthened. Moreover, CEO Sally J. Smith should resign, so that the Company can properly address these significant operational and financial deficiencies that have occurred under her watch.

We have made many attempts to engage in constructive dialogue with management and the Board on the operational enhancements and business model modifications we believe are required for Buffalo Wild Wings to achieve its full potential as a brand in a highly competitive sector, and to create long-term shareholder value. Unfortunately, we believe the Company has sought to disenfranchise its investors and commit to a policy of entrenchment by resisting our attempts at engagement – exposing, in our view, an acute breakdown in good governance and shareholder alignment.

Change at the Board and management levels is desperately needed to ensure shareholder value is not eroded further and the unique elements of the BWLD experience and brand are not irreparably damaged.

Vote for restoring and building value at Buffalo Wild Wings. Please vote your enclosed WHITE proxy card TODAY – by telephone, over the Internet, or by signing, dating and returning your WHITE proxy card in the postage-paid envelope provided.

I.   UNDER CEO SALLY SMITH, BUFFALO WILD WINGS’ PERFORMANCE HAS STAGNATED
AND STRATEGY HAS FAILED

CEO Sally Smith and her homegrown team of loyalist executives has been seemingly out to lunch as the business has deteriorated -- unable to address the persistent failures that have plagued critical business areas.

Recent same-store sales growth has been below BWLD’s 10-year average of 5.3%, and despite remaining relatively stable from 2009 – 2014, BWLD’s returns on average invested capital have declined significantly over the past ten years. In fact, BWLD’s ROIC in 2015 represented the most significant year-over-year decline in ten years, reflecting the dilutive impacts of 1) growing capital intensity of new company-owned stores and 2) dilutive franchisee acquisitions.

Buffalo Wild Wings’ stock price serves as proof of management’s inability to effectively operate the business at this critical moment in its history. Management has pointed to the performance of BWLD shares over the last five years as “compelling evidence of the effectiveness” of incumbent leadership, and we couldn’t agree more—BWLD shares have underperformed every relevant benchmark over the last 1-, 3-, and 5-years:

BWLD'S SHARES HAVE UNDERPERFORMED AGAINST RELEVANT BENCHMARKS

SUMMARY OF SHAREHOLDER RETURNS

	Total Shareholder Return		
	1- Year	3- Year	5- Year
S&P 500 Index	18%	36%	88%
NASDAQ Index	23%	49%	103%
S&P 600 Restaurants Index	12%	51%	159%
Proxy Peer Median	12%	24%	93%
Buffalo Wild Wings	**5%**	**8%**	**74%**
Underperformance vs. S&P 500	**(13%)**	**(28%)**	**(14%)**
Underperformance vs. NASDAQ	**(18%)**	**(41%)**	**(30%)**
Underperformance vs. S&P 600 Restaurants	**(7%)**	**(43%)**	**(85%)**
Underperformance vs. Proxy Peer Median	**(7%)**	**(16%)**	**(20%)**

"We believe the stock performance is compelling evidence of the effectiveness of the Board and management"

-Buffalo Wild Wings Media Statement, 3/8/17

MARCATO

Source: Company filings, CapitalIQ. Market data as of 4/7/17.

Note: Proxy peers include BJRI, BLMN, BOBE, EAT, CAKE, CMG, CBRL, PLAY, DIN, DPZ, DNKN, FIVE, PNRA, RRGB, RT, TXRH, and ULTA. Total shareholder return for proxy peer group uses the median return for applicable peers over each timeframe.

Simply put, the status quo is not working.

Rather than 1) work with the Board and fellow management to outline a clear plan to reinvigorate the Buffalo Wild Wings’ business or 2) listen to Marcato’s fresh perspectives on how to turn around the business, Ms. Smith has sought to entrench the Board and management team to protect the status quo and her own position.

In her efforts to protect the status quo, Ms. Smith has failed to produce any coherent strategy to address observable deterioration in critical business areas, including:

●	Declining guest traffic;
●	Eroding restaurant-level profit margins;
●	Unchecked cost inflation for new units and remodels;
●	Deteriorating returns on invested capital;
●	Bungled technology implementations;
●	Misguided and distracting investments in speculative new brand concepts;
●	Drastic shortfalls to international expansion goals; and
●	Wasteful capital allocation decisions to buy in franchisee units at excessive valuations

It is clear to us that despite rhetoric surrounding her optimism in the long-term value of the Company, Ms. Smith lacks confidence in Buffalo Wild Wings’ future potential. Case in point, she has not once executed an open-market purchase of BWLD stock. In fact, she sold 1,500 shares for $215,000 on April 15, 2014, just two weeks after Buffalo Wild Wings’ 2014 analyst day at which she said: “[W]e’re committed to leading this Company to…drive shareholder value.” Furthermore, despite a positive outlook and her strong expression of optimism at the Company’s 2016 analyst day, less than a month later on September 15, 2016, she once again sold 2,000 shares for $314,000.

Shareholders must ask themselves this: If Ms. Smith acts as if she does not believe in the long-term value of the Company, why should shareholders believe in her ability to continue as its leader? Shareholders deserve a CEO whose long-term interests are aligned with their own and whose top priority is putting a clear plan in place for sustainable shareholder value creation.

For far too long, we have seen an executive more concerned with saving her own skin versus having her skin in the game and being an effective steward of shareholders’ capital. Accordingly, we urge the Board to immediately commence a search for a new CEO.

II.   BUFFALO WILD WINGS’ RECENT BOARD RECONSTRUCTION IS MERELY WINDOW DRESSING
TO PROTECT THE STATUS QUO

We acknowledge the Company’s recent changes to the composition of its Board. However, in our view, this Board reconstruction – which was attempted not once, but twice over the past six months—still does not go far enough in creating a board whose interests are aligned with shareholders’.

Notably, prior to the unilateral Board adjustments announced in October 2016, the median tenure of Buffalo Wild Wings’ directors was more than 13 years. This was the longest tenure among more than 20 public restaurant companies, including the majority of BWLD’s proxy peers, according to a report published by Barclays on September 20, 2016. We think this led to a board culture that lacked proper accountability and management oversight. Given prior to October 2016 all but one director on BWLD’s Board served the entirety of their tenures under Ms. Smith, we believe the Board’s ability to serve as a check on management has remained impaired (if existent at all). Further, the Board’s decision to reconstitute itself without consulting shareholders—twice!—is a clear indication of the need for a truly independent voice in the boardroom.

Accordingly, we view the recent changes to the Board as nothing more than window dressing to obfuscate the fact that the Company’s management team, led by Ms. Smith, has no semblance of a plan to improve upon the strategic, operational and financial issues currently plaguing Buffalo Wild Wings.

III.   MARCATO’S NOMINEES HAVE THE RESTAURANT INDUSTRY OPERATING, STRATEGIC AND
FINANCIAL EXPERTISE NEEDED IN THE BOARDROOM

We have nominated a slate of four highly-qualified director nominees, who not only have the extensive restaurant industry operating, strategic and financial expertise, but also the business savvy needed to turn Buffalo Wild Wings around. If elected, our nominees—Scott Bergren, Sam Rovit, Lee Sanders and Mick McGuire—will be committed to working alongside the incumbent directors to:

1.   Strengthen the Buffalo Wild Wings brand and strategy by creating a brand managed for and by franchisees;
2.   Recapture neglected operating margin opportunities;
3.   Create a comprehensive capital allocation framework that prioritizes maximizing returns on invested capital;
4.   Employ an efficient franchising plan focused on developing new growth opportunities for franchisees; and
5.   Realign management incentives for the benefit of all stakeholders – employees, franchisees, customers and shareholders.

If elected, as a minority of the Buffalo Wild Wings Board, our nominees pledge to foster a true ownership mentality and provide the oversight necessary to improve the Company’s ailing business model and increase stockholder value.

WE URGE YOU TO VOTE THE WHITE PROXY CARD IN SUPPORT OF MARCATO’S FOUR HIGHLY-
QUALIFIED NOMINEES

We are asking for your support to help Marcato make needed improvements at Buffalo Wild Wings. Our nominees have a proven track record of value creation and relevant operating expertise. We urge you to protect the value of your investment and help Buffalo Wild Wings achieve the tremendous potential we know it can. Marcato encourages all BWLD shareholders to visit www.WinningAtWildWings.com to review important information about Marcato’s nominees and investment in Buffalo Wild Wings.

Together, we can MAKE BUFFALO WILD WINGS A WINNING COMPANY AGAIN.

Please vote your WHITE proxy card TODAY.

Sincerely,
Mick McGuire
Managing Partner
Marcato Capital Management LP

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or
by signing, dating and returning the enclosed WHITE proxy card.
Simply follow the easy instructions on the WHITE proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED
Shareholders May Call Toll-free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:
Please simply discard any Yellow proxy card that you may receive from Buffalo Wild Wings.
Returning a Yellow proxy card – even if you “withhold” on the Company’s nominees – will revoke any vote you had previously submitted on Marcato’s WHITE proxy card.

Media:
Jonathan Gasthalter/Nathaniel Garnick/Amanda Klein
Gasthalter & Co.
(212) 257-4170

Investors:
Scott Winter/Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Marcato International Master Fund Ltd. (“Marcato International”), together with the other participants in Marcato International’s proxy solicitation, have filed with the Securities and Exchange Commission (“SEC”), and are mailing to shareholders on or about April 20, 2017, a definitive proxy statement and accompanying WHITE proxy card to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Buffalo Wild Wings, Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Marcato

International’s proxy solicitation. These materials and other materials filed by Marcato International with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Marcato International with the SEC are also available, without charge, by directing a request to Marcato International’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

The participants in the proxy solicitation are Marcato International, Marcato Capital Management LP, Marcato Special Opportunities Master Fund LP (“Marcato Special Opportunities Fund”), Emil Lee Sanders, Richard T. McGuire III, Sam Rovit and Scott O. Bergren (collectively, the “Participants”).  As of the date hereof, Marcato International directly owns 950,000 shares of common stock, no par value, of BWW (the “Common Stock”), representing approximately 5.9% of the outstanding shares of Common Stock and Marcato Special Opportunities Fund directly owns 32,600 shares of Common Stock, representing approximately 0.2% of the outstanding shares of Common Stock.

In addition, Marcato Capital Management LP, as the investment manager of Marcato International and Marcato Special Opportunities Fund, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock held by Marcato and Marcato Special Opportunities Fund, therefore, may be deemed to be the beneficial owner of such shares. By virtue of Mr. McGuire’s position as the managing partner of Marcato Capital Management LP, Mr. McGuire may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock held by Marcato International and Marcato Special Opportunities Fund and, therefore, Mr. McGuire may be deemed to be the beneficial owner of such shares.